					Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	March 31,		Years Ended December 31,
	2008		2007		2006		2005		2004		2003
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$269,101		$265,308		$275,339		$233,900		$200,533		$185,894
AFUDC - equity	(1,700)		(1,351)		(7,978)		(3,800)		(2,796)		(2,272)
AFUDC - debt	(12,626)		(12,614)		(15,874)		(9,493)		(5,420)		(3,343)
Total	$254,775		$251,342		$251,487		$220,607		$192,317		$180,279
Fixed charges:
Interest expense	$218,808		$219,120		$184,859		$174,458		$171,831		$182,779
Other interest	1,700		1,351		7,978		3,800		2,796		2,272
Portion of rentals representative of the interest factor	9,340		9,199		9,151		5,234		5,424		4,669
Total	$229,848		$229,670		$201,988		$183,492		$180,051		$189,721
Earnings available for combined fixed charges	$484,623		$481,012		$453,475		$404,099		$372,368		$370,000

Ratio of Earnings to Fixed Charges	2.11	x	2.09	x	2.25	x	2.20	x	2.07	x	1.95	x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	March 31,		Years Ended December 31,
	2008		2007		2006		2005		2004		2003
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations before income taxes	$269,101		$265,308		$275,339		$233,900		$200,533		$185,894
AFUDC - equity	(1,700)		(1,351)		(7,978)		(3,800)		(2,796)		(2,272)
AFUDC - debt	(12,626)		(12,614)		(15,874)		(9,493)		(5,420)		(3,343)
Total	$254,775		$251,342		$251,487		$220,607		$192,317		$180,279
Fixed charges:
Interest expense	$218,808		$219,120		$184,859		$174,458		$171,831		$182,779
Other interest	1,700		1,351		7,978		3,800		2,796		2,272
Portion of rentals representative of the interest factor	9,340		9,199		9,151		5,234		5,424		4,669
Total	$229,848		$229,670		$201,988		$183,492		$180,051		$189,721
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$484,623		$481,012		$453,475		$404,099		$372,368		$370,000
Dividend Requirement:
Fixed charges above	$229,848		$229,670		$201,988		$183,492		$180,051		$189,722
Preferred dividend requirements below	--		--		--		--		--		8,333
Total	$229,848		$229,670		$201,988		$183,492		$180,051		$198,055

Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.11	x	2.09	x	2.25	x	2.20	x	2.07	x	1.87	x

Computation of Preferred Dividend Requirements:

(a) Income from continuing operations before income taxes	$269,101		$265,308		$275,339		$233,900		$200,533		$185,894
(b) Net income before extraordinary items	$193,254		$191,127		$176,650		$146,840		$126,192		$114,903
(c) Ratio of (a) to (b)	1.3925		1.3881		1.5587		1.5929		1.5891		1.6178
(d) Preferred dividends	$--		$--		$--		$--		$--		$5,151
Preferred dividend requirements [(d) multiplied by (c)]	$--		$--		$--		$--		$--		$8,333